Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 20, 2017
Registration Statement Nos. 333-205966 and
333-205966-06

$1.301+bn Ford Credit Auto Owner Trust 2017-B (FORDO 2017-B)

Joint Leads: BofA Merrill Lynch, J.P. Morgan, Lloyds, Mizuho, RBC

Selling Grp: Academy, Multi-bank Securities, Williams

CLS	AMT $mm	WAL	WIN	E. FIN	L. FIN	M/S	SPREAD	YLD%	CPN	$PX
A-1	293.400	0.27	0-7	01/18	07/18	P-1/A-1+		1.300	1.30	100.00000
A-2a	233.100	1.05	7-20	02/19	05/20	Aaa/AAA	EDSF+7	1.502	1.49	99.99238
A-2b	233.100	1.05	7-20	02/19	05/20	Aaa/AAA	1ML+7			100.00000
A-3	373.700	2.25	20-36	06/20	11/21	Aaa/AAA	IntS+12	1.698	1.69	99.99555
A-4	102.770	3.25	36-41	11/20	09/22	Aaa/AAA	IntS+20	1.883	1.87	99.98221
B	39.030	3.38	41-41	11/20	10/22	Aa1/AA+	IntS+47	2.165	2.15	99.98276
C	26.020	3.38	41-41	11/20	12/23	A1/AA	N/A

Ticker	:	FORDO 2017-B		Registration	:	SEC Registered
Rating Agencies	:	Moody’s, S&P		ERISA Eligible	:	Yes
Pxg Speed	:	1.4% ABS to 10% call		Expected Pxg	:	Priced
Min Denoms	:	$1k by $1k		Expected Settle	:	06/27/17
Bill & Deliver	:	J.P. Morgan		First Pay	:	07/17/17

CUSIPs	:	A-1:	34531HAA7
		A-2a:	34531HAB5
		A-2b:	34531HAC3
		A-3:	34531HAD1
		A-4:	34531HAE9
		B:	34531HAF6
		C:	34531HAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.